Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement on Form F-1 of ReTo Eco Solutions Inc., of our report dated April 12, 2017, with respect to the consolidated balance sheets of ReTo Eco Solutions Inc., and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2016, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

August 3, 2017